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NEWS RELEASE                           CONTACT:  Cynthia W. Lee (Investors)
                                                 (612) 661-8859
                                                 Ann Storberg (Investors)
                                                 (612) 661-8883
                                                 Elizabeth Anders (Media)
                                                 (612) 661-8853

[LOGO]                                           FOR IMMEDIATE RELEASE

TCF FINANCIAL CORPORATION  801 Marquette Avenue, Minneapolis, Minnesota 55402-
    3475


                 TCF ANNOUNCES THIRD STOCK REPURCHASE PROGRAM

    MINNEAPOLIS, Jan. 20, 1997 -- TCF Financial Corporation (TCF) (NYSE:TCB) today announced that its board of directors has authorized the repurchase of up to 5 percent of TCF common stock, or approximately 1.7 million shares. The shares will be repurchased from time to time, depending upon market conditions, through open market or privately negotiated transactions. The repurchased shares will become treasury shares.

    This will be TCF's third common stock repurchase program. TCF has 337,688 shares remaining unpurchased in its current 5 percent stock repurchase program, authorized by the board of directors in December 1995, which the company expects to repurchase before initiating the new program. Since January 1994, when TCF's board of directors authorized the initial 5 percent stock repurchase program, TCF has repurchased 2.7 million shares at an average cost of $28.38 per share, including 390,000 shares purchased in January 1997. At Dec. 31, 1996, TCF had
34.8 million common shares outstanding.

    TCF is a $7.1 billion stock savings bank holding company based in Minneapolis. Its bank subsidiaries operate in Minnesota, Illinois, and Wisconsin as TCF Bank, and in Michigan and Ohio as Great Lakes Bancorp. Other TCF affiliates include consumer finance, mortgage banking, title insurance, annuity, and mutual fund sales companies. TCF common stock is traded on the New York Stock Exchange under the symbol TCB.


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